THIS AGREEMENT AND PLAN OF MERGER, dated as of November 29, 2012 (this “Agreement”), is entered into by and between Triangle Petroleum Corporation, a Nevada corporation (“Triangle-Nevada”), and Triangle Petroleum Corporation, a Delaware corporation (“Triangle-Delaware”). Triangle-Nevada and Triangle-Delaware are hereinafter sometimes collectively referred to as the “Constituent Corporations.”

WITNESSETH:

WHEREAS, Triangle-Nevada is a corporation duly organized and existing under the laws of the State of Nevada;

WHEREAS, Triangle-Delaware is a corporation duly organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of Triangle-Nevada;

WHEREAS, Triangle-Nevada has authority to issue 70,000,000 shares of Common Stock, $0.00001 par value per share (“Triangle-Nevada Common Stock”), of which 44,358,364 shares are issued and outstanding;

WHEREAS, Triangle-Delaware has authority to issue 140,000,000 shares of Common Stock, $0.00001 par value per share (“Triangle-Delaware Common Stock”);

WHEREAS, 100 shares of Triangle-Delaware Common Stock are issued and outstanding, all of which are owned by Triangle-Nevada;

WHEREAS, the respective Boards of Directors of Triangle-Nevada and Triangle-Delaware have determined that it is advisable and in the best interests of such corporations and their stockholders that Triangle-Nevada merge with and into Triangle-Delaware upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the purpose of the Merger (as defined below) is, among other things, to change the state of incorporation of Triangle-Nevada to enable Triangle-Nevada to avail itself of the advantages that the corporate laws of Delaware afford to public companies and their officers and directors;

WHEREAS, for United States federal income tax purposes, the parties hereto intend the Merger (as defined below) to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder;

WHEREAS, the Board of Directors of Triangle-Nevada has approved this Agreement and directed that this Agreement be submitted to a vote of Triangle-Nevada stockholders for approval in accordance with Chapter 92A of the Nevada Revised Statutes (the “NRS”), and the stockholders of Triangle-Nevada have approved this Agreement and the Merger;

WHEREAS, the Board of Directors of Triangle-Delaware has approved this Agreement by execution of a written consent in accordance with Section 228 of the Delaware General Corporation Law.

1

NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants herein contained, Triangle-Nevada and Triangle-Delaware hereby agree as follows:

1.          Merger. Triangle-Nevada shall be merged with and into Triangle-Delaware (the “Merger”) in accordance with Section 253 of the Delaware General Corporation Law (the “DGCL”) and Section 92A.120 and 92A.190 of the NRS such that Triangle-Delaware shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”). The Merger shall become effective on the date and at the time (the “Effective Time”) stated in the Articles of Merger complying with NRS Chapter 92A, and the Certificate of Merger complying with the DGCL, executed and acknowledged on behalf of Triangle-Delaware and Triangle-Nevada in accordance with the requirements of the NRS and the DGCL, respectively, and filed with the Nevada Secretary of State and the Delaware Secretary of State, respectively.

2.          Governing Documents. The Certificate of Incorporation of Triangle-Delaware, as in effect on the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation without change or amendment, until thereafter amended in accordance with the provisions thereof and applicable law. The Bylaws of Triangle-Delaware in effect on the Effective Time shall be the Bylaws of the Surviving Corporation.

3.          Directors. The persons who are directors of Triangle-Nevada immediately prior to the Effective Time shall, after the Effective Time, be the directors of the Surviving Corporation, without change until their successors have been duly elected and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. All committees of the Board of Directors of Triangle-Nevada, including the charters governing and the composition of any such committees, in place immediately prior to the Effective Time shall, after the Effective Time, be the committees of the Board of Directors of the Surviving Corporation, without change until their successors have been duly elected and qualified in accordance with the Bylaws of the Surviving Corporation.

4.          Officers. The persons who are officers of Triangle-Nevada immediately prior to the Effective Time shall, after the Effective Time, be the officers of the Surviving Corporation, without change until their successors have been duly elected and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

5.          Succession. At the Effective Time, in accordance with NRS 92A.250 the separate corporate existence of Triangle-Nevada shall cease and (i) all the rights, privileges, powers and franchises of a public and private nature of each of the Constituent Corporations, subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; (ii) all assets, property, real, personal and mixed, belonging to each of the Constituent Corporations; and (iii) all debts due to each of the Constituent Corporations on whatever account, including stock subscriptions and all other things in action, in each case, shall succeed to, be vested in and become the property of the Surviving Corporation without any further act or deed as they were of the respective Constituent Corporations. The title to any real estate vested by deed or otherwise and any other asset, in either of such Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger, and all rights of creditors and all liens upon any property of Triangle-Nevada shall be preserved unimpaired. To the extent permitted by law, any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place. All debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. All corporate acts, plans, policies, codes, agreements, arrangements, approvals and authorizations of Triangle-Nevada, its stockholders, Board of Directors and committees thereof, officers and agents that were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, codes, agreements, arrangements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to Triangle-Nevada. The employees and agents of Triangle-Nevada shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits that they enjoyed as employees and agents of Triangle-Nevada.

2

6.          Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Triangle-Nevada such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Triangle-Nevada, and otherwise to carry out the purposes of this Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Triangle-Nevada or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

7.          Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each share of Triangle-Nevada Common Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into one (1) validly issued, fully paid and non-assessable share of Triangle-Delaware Common Stock; (ii) each security convertible into or exercisable or exchangeable for Triangle-Nevada Common Stock issued and outstanding immediately prior to the Effective Time under the Triangle-Nevada 2011 Omnibus Incentive Plan (the “Triangle-Nevada Omnibus Plan”) and the Triangle-Nevada Stock Option Plan (the “Triangle-Nevada Option Plan” and, together with the Triangle-Nevada Omnibus Plan, the “Triangle-Nevada Plans”) shall be changed and converted, exercised or exchanged, upon the same restrictions, terms and conditions, into an option to purchase or other right to acquire, upon the same terms and conditions, the number of shares of Triangle-Delaware Common Stock that is equal to the number of shares of Triangle-Nevada Common Stock that the holder would have received had the holder exercised such option to purchase or other right to acquire in full immediately prior to the Effective Time (whether or not such option to purchase or other right to acquire was then exercisable) and the exercise price per share or conversion price or ratio per share under each of said option to purchase or other right to acquire shall be the exercise price per share or conversion price or ratio per share thereunder immediately prior to the Effective Time, (iii) the 5.0% convertible promissory note issued to NGP Triangle Holdings, LLC convertible into Triangle-Nevada Common Stock shall be changed and converted, upon the same restrictions, terms and conditions, into the right to acquire, upon the same terms and conditions, the number of shares of Triangle-Delaware Common Stock that is equal to the number of shares of Triangle-Nevada Common Stock that the holder would receive had the holder exercised such right to acquire in full immediately prior to the Effective Time (whether or not such right to acquire was then exercisable) and the conversion ratio per share under the right to acquire shall be the conversion ratio per share thereunder immediately prior to the Effective Time, and (iv) each share of Triangle-Delaware Common Stock issued and outstanding immediately prior to the Effective Time and held by Triangle-Nevada shall be cancelled, without any consideration being issued or paid therefor, and shall resume the status of authorized and unissued shares of Triangle-Delaware Common Stock, and no shares of Triangle-Delaware Common Stock or other securities of the Surviving Corporation shall be issued in respect thereof. After the Effective Time, the Surviving Corporation shall reflect in its stock ledger the number of shares of Triangle-Delaware Common Stock to which each stockholder of Triangle-Nevada is entitled pursuant to the terms hereof.

3

8.          Conversion of Plans. The terms of the Triangle-Nevada Plans, as in effect at the Effective Time, shall remain in full force and effect with respect to each option to purchase or other right to acquire shares of Triangle-Nevada Common Stock after giving effect to the Merger and the assumptions by Triangle-Delaware as set forth above.

9.          Fractional Shares. No fractional shares of Triangle Delaware Common Stock shall be issued upon the conversion of any shares of Triangle-Nevada Common Stock.

10.         Stock Certificates. At the Effective Time, each certificate representing issued and outstanding shares of Triangle-Nevada Common Stock immediately prior to the Effective Time shall be deemed and treated for all purposes as representing the shares of Triangle-Delaware Common Stock into which such shares of Triangle-Nevada Common Stock have been converted as provided in this Agreement. Each stockholder of Triangle-Nevada may, but is not required to, exchange any existing stock certificates representing shares of Triangle-Nevada Common Stock for stock certificates representing the same number of shares of Triangle-Delaware Common Stock. All shares of Triangle-Delaware Common Stock into which shares of Triangle-Nevada Common Stock shall have been converted pursuant to this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares. At the Effective Time, the holders of certificates representing Triangle-Nevada Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such stock, and their sole rights shall be with respect to Triangle-Delaware Common Stock into which their shares of Triangle-Nevada Common Stock have been converted as provided in this Agreement. At the Effective Time, the stock transfer books of Triangle-Nevada shall be closed, and no transfer of shares of Triangle-Nevada Common Stock outstanding immediately prior to the Effective Time shall thereafter be made or consummated.

11.         Stockholder Approval. This Agreement has been submitted to a vote of, and approved by, the stockholders of Triangle-Nevada in accordance with the laws of the State of Nevada and the State of Delaware, respectively.

12.         Amendment. Subject to compliance with the provisions of NRS 92A.120(9), the parties hereto, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Agreement prior to the Effective Time.

4

13.         Abandonment. At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Triangle-Delaware or Triangle-Nevada or both, notwithstanding the approval of this Agreement by the stockholders of Triangle-Nevada.

14.         Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

15.         Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

16.         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the choice or conflict of law provisions contained therein to the extent that the application of the laws of another jurisdiction will be required thereby.

17.         Plan of Reorganization. This Agreement is hereby adopted as a “plan of reorganization” within the meaning of Section 368 (a) of the Code.

[Signatures follow]

5

IN WITNESS WHEREOF, Triangle-Nevada and Triangle-Delaware have caused this Agreement and Plan of Merger to be executed and delivered as of the date first written above.

Triangle Petroleum Corporation, a Nevada corporation

By:	/s/ Ryan D. McGee
Name: Ryan D. McGee
Title: Secretary

Triangle Petroleum Corporation, a Delaware corporation

By:	/s/ Ryan D. McGee
Name: Ryan D. McGee
Title: Secretary

6